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                                                                   EXHIBIT 10.31

                             TENNECO PACKAGING INC.
                                1900 FIELD COURT
                           LAKE FOREST, ILLINOIS 60045



                                 April 12, 1999


PCA Holdings, LLC
c/o Madison Dearborn Partners, Inc.
Three First National Plaza
Suite 3800
Chicago, IL 60602
Attn:    Samuel M. Mencoff
         Justin S. Huscher

                  Re:      Contribution Agreement

Gentlemen:

                  Reference is made to that certain Contribution Agreement, dated as of January 25, 1999 (the "Contribution Agreement"), among Tenneco Packaging Inc. ("TPI"), PCA Holdings LLC ("PCA"), and Packaging Corporation of America ("Newco"). Capitalized terms used in this letter agreement not defined herein shall have the meanings set forth in the Contribution Agreement.

                  The purpose of this letter agreement is to correct certain errors or ambiguities that were included in the Contribution Agreement, and to reflect the parties' agreements with respect to certain other matters, to the extent those agreements differ form the terms of the Contribution Agreement

                  1. The definition of "Assumed Indebtedness" in the Contribution Agreement refers to the definition set forth in the Preliminary Statements. The definition of "Assumed Indebtedness" in the Preliminary Statements of the Contribution Agreement was inadvertently deleted in preparing the Contribution Agreement. The parties agree that, as used in the Contribution Agreement, the term "Assumed Indebtedness" shall mean (i) the $1.21 billion borrowed by TPI under the Term Loan Facilities and (ii) the $550 million promissory note issued by TPI to J.P. Morgan Securities, Inc. (the "Morgan Interim Note"), each of which will be assigned to and assumed by Newco at Closing.

                  2. TPI, PCA, and Newco each hereby agree that the amount of the Term Loan Facilities and the Senior Subordinated Notes, and the terms of the Deferred-Pay Financing shall be on the terms set forth in the Offering Memorandum dated March 30, 1999,



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         notwithstanding that such amounts and terms differ from those set forth in the Contribution Agreement.

                  3. TPI agrees that the Term Loan Facilities, pursuant to which TPI will initially borrow $1.21 billion and which indebtedness will be assigned to and assumed by Newco as part of the Assumed Indebtedness, may, until the time of such assignment and assumption, be secured by certain depositary accounts and timberland assets of TPI, on terms satisfactory to TPI, notwithstanding that the Contribution Agreement provides for such loan to be unsecured as to TPI and that such security interest shall be released contemporaneously with the assignment and assumption by Newco.

                  4. The parties agree that the Senior Subordinated Notes will not be issued by TPI, but that TPI will instead borrow $550 million pursuant to the Morgan Interim Note that will be assigned to and assumed by Newco as part of the Assumed Indebtedness, and which indebtedness will be repaid by Newco at the Closing.

                  5.  PCA hereby waives its right to elect, pursuant to Section
         5.16 of the Contribution Agreement, to instruct TPI to retain the Campbell Road Property, and agrees that the Campbell Road Property will, for purposes of the Contribution Agreement, constitute Owned Real Property and will be conveyed to Newco at Closing.

                  6. Newco agrees that for a period of one year following the Closing Date TPI may (a) continue to use the PCA Marks on Corrugated Products purchased by TPI or its Affiliates from Newco pursuant to the Supply Agreements, until changes can be made to plates, molds, and similar items so as to allow Newco to produce such materials for TPI and such Affiliates without such PCA Marks, and (b) use the PCA marks on Corrugated Products that are in existence as of the Closing Date. Subject to the preceding sentence, TPI shall cease using the PCA Marks as soon as possible after Closing during such one year period and, following such one year period, TPI shall cease all use of any PCA Marks.

                  7. PCA waives the condition to Closing set forth in Section 6.2(g) of the Contribution Agreement, to the extent such closing condition would require PCA and Mr. Stecko to enter into any agreement beyond the letter agreement referred to therein, as such letter agreement may be modified.

                  8. TPI hereby agrees and acknowledges that it has not delivered a Dilution Notice pursuant to Paragraph E of the Preliminary Statements of the Contribution Agreement. PCA and TPI hereby agree that, notwithstanding anything in the Contribution Agreement to the contrary, upon issuance of Management Stock during the 120-day period following the Closing, Newco shall simultaneously redeem or purchase from PCA and TPI an aggregate number of Common Stock shares equal to the aggregate numbers of shares of Management Stock purchased during such 120-day period in a ratio of 55 shares from PCA to 45 shares from TPI at a price per share equal to the price per share paid by the Persons purchasing such Management Stock (provided such price per share is equal to the price per share paid for Common Stock purchased by PCA at Closing).




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                  9.  The following changes are made to the definition of
         "Retained Liabilities": (A) paragraph (ix) is amended by adding the words "subject to paragraph (xiv) of this definition" after the word "Agreement" in clause (ii) thereof; and (B) a new paragraph (xiv) is added, a follows: "(xiv) all liability to make severance payments to seven named individuals who will be transferred to PCA and who have been identified to Newco and TPI in an aggregate amount of up to $385,000."

                  10. TPI has provided the Michigan Department of Natural Resources with a letter of credit in connection with certain operations at the Filer City Mill. TPI agrees to leave such letter of credit in place for 30 days after Closing or until Newco provides the Michigan Department of Natural Resources with a replacement letter of credit. Newco agrees to obtain and post such a replacement letter of credit within such 30-day period. Newco shall reimburse TPI for any draws made under TPI's letter of credit from and after Closing.

                  11. PCA and Newco hereby waive the closing condition set forth in Section 5.14(ii) of the Contribution Agreement, and TPI agrees at its sole expense to implement the steps set forth in Rick West's memorandum dated April 7, 1999, entitled "Form S-4 Exchange Option and Quarterly Filings," relating to the preparation of the quarterly financial statements referred to in Section 5.14(ii) of the Contribution Agreement provided that TPI hereby covenants it will deliver to PCA the financial statements referred to in Section 5.14(ii) of the Contribution Agreement (a) for the quarter ended March 31, 1998, no later than May 10, 1999 and (b) for each of the other quarters of 1998, no later than May 31, 1999. Newco agrees that it will cause its appropriate financial officers and employees to provide reasonable assistance to TPI in its preparation of the financial statements referenced in this paragraph 11.

                  12. TPI hereby certifies that during the period from and including January 25, 1999 and the Closing, TPI has complied in all material respects with and not breached Section 5.2 of the Contribution Agreement.

                  13. TPI agrees to obtain, at its expense, for Newco commencing no later than the end of the term of the Technology, Financial and Administrative Transition Services Agreement (the "Transition Expiration Date"), licenses to use the following software, which licenses shall be substantially commensurate with the licenses to such software held by TPI or its Affiliates and used for the Containerboard Business prior to Closing (including, without limitation, as to scope and term as described in such existing licenses):

                  VENDOR                   NAME OF SOFTWARE
                  ------                   ----------------

                  Levi, Ray & Shoup        VPS and DRS

                  GEAC                     Financial Applications (GL, AR, AP,
                                           FA)

                  Comshare                 System W




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                  Hyperion                 Hyperion (NT)

                  XRT                      Treasury Workstation (Netware)


                  14. TPI agrees to obtain, for Newco commencing no later than the Transition Expiration Date, licenses to use the following software, which licenses shall be substantially commensurate with the licenses to such software held by TPI or its Affiliates and used for the Containerboard Business prior to Closing (including, without limitation, as to scope and term as described in such existing licenses):


                  VENDOR                   NAME OF SOFTWARE
                  ------                   ----------------

                  TSI                      Keymaster

                  Information Builders     Focus


         TPI shall pay 50% of the costs of obtaining such licenses and Newco shall pay 50% of the costs of obtaining such licenses.

                  15. TPI's sole obligation pursuant to paragraphs 13 and 14 above shall be to purchase the licenses described in such paragraphs in the name of Newco, and shall not extend to any other fees, maintenance, costs, expenses or other payments required to be made pursuant to such licenses in respect of periods commencing after the Transition Expiration Date. The parties hereto hereby agree that neither TPI nor any of its Affiliates shall be required pursuant to the Contribution Agreement or any Ancillary Agreement to pay for any other license to use software that is not Related to the Containerboard Business but is used by TPI or its Affiliates to provide the services to Newco under the Transition Services Agreement, other than those licenses expressly described in paragraphs 13 or 14.

                  16. TPI , PCA and Newco hereby stipulate that the definition of "Retained Liabilities" shall include all liabilities arising from, related to or incurred in connection with any state of facts or conditions or transactions (or series of facts, conditions or transactions) related, under or otherwise in connection with (i) IFC Credit Corporation v. Tenneco Packaging, Inc. filed in the Circuit Court of Cook County, Illinois 99CH4738 (the "Lawsuit") or (ii) the Master Lease Agreement between IFC Credit Corporation and TPI (f/k/a/ Packaging Corporation of America) that is the subject of the Lawsuit, in each case other than liabilities to the extent arising from, related to or incurred in connection with any breach by Newco of its obligations under this paragraph 16. Newco agrees to cease using the equipment that is the subject of the Lawsuit (the "Equipment") and return the Equipment where directed by TPI as soon as reasonably practical, and in no event will Newco use the Equipment after (and it will return the Equipment by) June 30, 1999. Newco shall use its reasonable efforts consistent with TPI's past practice to maintain the Equipment in the

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         operating condition and state of repair that it is in as of the date hereof, ordinary wear and tear excepted.

                  17. The parties hereby acknowledge that following the date of the Contribution Agreement and prior to the date hereof, approximately 5,963 acres of timberland located in Hamilton, Dixie and Taylor Counties, Florida that were subject to the Existing Financing Arrangements have been sold (the "Florida Property Transfer"). The parties hereby agree that (i) no PCA Indemnified Party shall have, assert or be entitled to assert any claim (and each of PCA and Newco agrees that it shall not assert or permit to be asserted any claim) against TPI or any of its Subsidiaries or Affiliates arising out of, in connection with or related to the Florida Property Transfer, whether pursuant to the Contribution Agreement or otherwise and (ii) Newco assumes no liability with respect to the Florida Property Transfer.



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                  Please acknowledge your agreement to the foregoing by signing below.

                                   Sincerely,

                                   TENNECO PACKAGING INC.


                                   By: /s/ James V. Faulkner, Jr.
                                      ---------------------------------
                                      Its:  Vice President
                                           ----------------------------

Agreed to:

PCA HOLDINGS LLC



By: /s/ Samuel M. Mencoff
   ------------------------
       Samuel M. Mencoff
       Managing Director



PACKAGING CORPORATION OF AMERICA


By: /s/ Richard B. West
   ------------------------
   Its: Secretary
       --------------------

Date:   April 12, 1999
     ---------------------






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